EXHIBIT 10.5

FACEBOOK, INC.

2011 BONUS /RETENTION PLAN

1. Effective Date and Term. This Bonus and Retention Plan (“Plan”) shall be effective as of January 1, 2011, and is effective for calendar year 2011 (the “Eligibility Period”), unless otherwise amended or terminated by Facebook, Inc. (“Facebook” or the “Company”) in accordance with Section 6 of the Plan. The Plan supersedes all prior bonus plans except those set forth in an individual arrangement with an individual employee in which case this Plan shall not apply. Any other such bonus plan is hereby terminated.

2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to the Company’s CFO and the VP of Human Resources (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than Facebook’s executive management team, or “mteam.” Notwithstanding the foregoing, the approval of the Plan Administrator or the Company’s Board of Directors shall be required for the approval of the Plan itself and any material amendments to the Plan; determination of the Company’s goals and achievement of those goals under the Plan; approval of the aggregate payout under the Plan; and approval of individual payouts under the Plan to Facebook’s mteam (including any bonus paid to the CEO). Any action that requires the approval of the Executive Administrators must be jointly approved by both the Company’s CFO and the VP of Human Resources, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board of Directors. The decisions of the Administrators are final and binding.

3. Eligibility. Participation in the Plan is limited to Full-Time regular (those regularly scheduled to work an average of 40 or more hours per week) and Part-Time regular (those regularly scheduled to work an average of 32 or more hours per week) Facebook employees1 who are employed by Facebook on or before December 31, 2011. Participation in the Plan is effective on the later of January 1, 2011 or the day the participant commences as a Full-Time/Part-Time regular employee of Facebook. A participant may be considered ineligible for the Plan at any time and for any reason at the Administrators’ discretion regardless of whether he or she remains an employee of the Company. A participant is not eligible for Plan benefits if the participant resigns or is terminated for “Cause” (which for purposes of the Plan means: any lawful reason) any time before the bonus is paid pursuant to Section 5 below. This Plan is intended to compensate individuals for performance as well as encourage employee retention through and until the date the bonus is paid; retention is therefore a key component of Plan eligibility.

[1]

For purposes of this plan, an Employee includes only individuals that the Company treats as an employee for employment tax purposes and workers who are later re-characterized as employee are not eligible.

4. Determination of Amounts. The Administrators may, in their discretion, determine that any participant will be eligible for a semi-annual cash bonus that is paid based on the following formula and definitions.

The Executive Administrators have the sole and absolute discretion to determine the level of achievement and the amounts as described herein (provided that any determinations in respect of Facebook mteam members shall be made by the Plan Administrator):

NON-SALES INCENTIVE PLAN EMPLOYEES:

Base Eligible Earnings x Corporate Bonus Percentage x Individual Performance Percentage x Company Performance Percentage.

SALES INCENTIVE PLAN EMPLOYEES:

Base Eligible Earnings x Corporate Bonus Percentage x (Company Performance Percentage - 100%).

DEFINITIONS:

a) Base Eligible Earnings means the sum of all base wages as determined by the Company (including overtime, retro pay, money paid during a leave of absence by the Company, personal time off (PTO) used during the period and holiday pay as applicable) that Facebook paid the participant during the semi-annual Eligibility Period excluding bonuses, stock gains, commissions, relocation amounts, accrued but unused PTO, expense reimbursements, or benefits.

b) Corporate Bonus Percentage means the percentage of a participant’s Base Annual Wage as established by the Executive Administrators for a participant’s position (provided that the Corporate Bonus Percentage for mteam members shall be established by the Plan Administrator).

c) Individual Performance Percentage is tied to the performance assessments, as determined by the Company, measuring the amount of success a participant has achieved against his or her Individual Performance Objectives for the semi-annual performance period.

d) Company Performance Percentage means the amount of success the Company has achieved against a set of objectives established and determined for the semi-annual performance period in the sole discretion and judgment of the Plan Administrator.

5. Payment of Bonuses. Payment of each semi-annual cash bonus (if any) shall be made by no later than September 15, 2011 for the first semi-annual performance period of the year and March 15, 2011 for the second semi-annual performance period of the year. A participant must be employed by the Company at the time the bonus payment is made in order to receive such payment unless local law or a written agreement between the participant and the Company provides otherwise or the Company terminates the participant without Cause (as defined above) prior to the payment of the bonus. If the Company terminates the participant without Cause prior to the end of a semi-annual performance period, such participant shall receive a bonus based on the participant’s Base Eligible Earnings for the period.

6. Modification or Termination of the Plan. The Company reserves the right to modify, suspend or terminate all or any portion of this Plan at any time, provided that any material modification to the Plan shall be approved by the Plan Administrator. For purposes of clarity and without limitation, should an acquisition or significant business initiative change the operating plan, any applicable performance goals may be modified or eliminated solely by the Plan Administrator.

7. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

8. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

9. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Company or the Administrators and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company or its subsidiaries may terminate the employment relationship at any time and for any reason, with or without cause.

10. Governing Law. The Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws provisions. For purposes of any dispute that may arise directly or indirectly from this Plan, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.

11. Severability. If any part or section of this Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.

12. Transfers/Job Changes. Subject to the discretion of the Administrators, a participant’s bonus is based upon the participant’s Base Eligible Earnings when: (a) the participant transfers from employment with Facebook to a related company (i.e. a Facebook subsidiary); (b) the participant permanently transfers from a Facebook U.S. location to a Facebook non-U.S. location (or vice versa); (c) the participant transfers from an exempt to a non-exempt position; or (d) a participant is subject to an Individual Bonus Goal change. Employees who leave the Company and are re-hired within the same bonus eligibility period may be eligible to receive a bonus award based solely on the employee’s Base Eligible Earnings received after being re-hired.

13. Code section 409A. Notwithstanding any provision of this Agreement to the contrary, all payments in accordance with this Plan are intended to meet the requirements for the “short-term deferral” exception to Section 409A of the Code, the parties intend to administer this Agreement in a manner that is consistent with those requirements, and this Agreement shall be construed and interpreted in accordance with such intent.